Exhibit 99.1

Loreto Resources Corporation Announces Its Termination of Negotiations to Purchase Minera Huallanca S.A. in Peru

Press Release
Source: Loreto Resources Corporation
On Monday August 31, 2009, 5:20 pm EDT

LIMA, Peru, Aug. 31 /PRNewswire-FirstCall/ -- Loreto Resources Corporation (OTC Bulletin Board: LRTC - News; "Loreto") hereby announces that it has terminated its discussions to acquire Minera Huallanca S.A., a Peruvian company ("Huallanca"). Although we reported in our press release dated June 15, 2009 that we had signed a nonbinding letter of intent with the owners of Huallanca, we were unable to conclude our negotiations to acquire Huallanca to the satisfaction of both parties.

Luis Saenz, CEO of Loreto, stated: "Although it is disappointing we were not able to conclude the acquisition of Huallanca, our commitment to find an appropriate acquisition candidate is stronger than ever. Markets are recovering and the pipeline of opportunities is plentiful. We have learned much from our negotiations for Huallanca and we will move forward applying our strict criteria for evaluating opportunities. We will remain disciplined in our commitment to preserve and increase value for our shareholders and we expect to announce new developments in the coming weeks."

About Loreto Resources Corporation

Loreto Resources Corporation is an early stage mining company currently pursuing a business strategy in the mining sector in South America, with an initial focus on identifying and acquiring mining opportunities in Peru.

Contact:  Loreto Resources Corporation
Luis Saenz, President
Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima, Peru
+ (511) 212-1880

Forward-Looking Statements

Certain statements in this news release are forward-looking. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify corporate acquisition and/or joint venture opportunities in the mining sector in Peru and, more generally, in South America, and that the Company can establish the technical and managerial infrastructure and raise the necessary capital to take advantage of, and successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.